Exhibit 10.4

TAX MATTERS AGREEMENT

by and among

BELLRING INTERMEDIATE HOLDINGS, INC.,

POST HOLDINGS, INC.

and

BELLRING BRANDS, INC.

DATED AS OF MARCH 10, 2022

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”), dated as of March 10, 2022 is entered into by and among BellRing Intermediate Holdings, Inc. (f/k/a BellRing Brands, Inc.), a Delaware corporation (“BellRing”), Post Holdings, Inc., a Missouri corporation (“Post”), and BellRing Brands, Inc. (f/k/a BellRing Distribution, LLC, a Delaware limited liability company), a Delaware corporation and a direct, wholly owned Subsidiary of Post (“SpinCo” and, together with BellRing and Post, the “Parties”). Any capitalized term used herein without definition shall have the meaning given to it in the Transaction Agreement and Plan of Merger.

RECITALS

WHEREAS, BellRing, Post, SpinCo and the other Persons party thereto have entered into a Transaction Agreement and Plan of Merger, dated as of October 26, 2021, as amended by that certain Amendment No. 1 to the Transaction Agreement and Plan of Merger, dated as of February 28, 2022 (as it may be further amended from time to time, the “Transaction Agreement”), pursuant to which, in accordance with the terms and conditions thereof, at the Merger Effective Time, Merger Sub will merge with and into BellRing, with BellRing continuing as the surviving corporation, and BellRing becoming a wholly owned Subsidiary of SpinCo;

WHEREAS, prior to the Distribution, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will cause the Separation to be completed;

WHEREAS, following the Separation, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will effectuate the Debt Exchange;

WHEREAS, in connection with and as part of the Separation, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will cause the Distribution to be completed;

WHEREAS, within six months following the Distribution and in connection with the Distribution, Post may effectuate the Equity Exchange;

WHEREAS, immediately following consummation of the Distribution, in accordance with the terms and conditions set forth in the Transaction Agreement, the Parties will effectuate the Merger;

WHEREAS, following the Merger, in accordance with the terms and conditions set forth in the Transaction Agreement, SpinCo may effectuate the Post-Merger Transactions;

WHEREAS, the material steps of the various transactions contemplated under the Separation Plan and Transaction Agreement (“Transactions”) and their intended Tax treatment for U.S. federal income tax purposes are set forth in more detail in the Separation Plan;

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Separation, together with the Distribution, will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code; (ii) the Distribution will qualify as a distribution of SpinCo Common Stock to Post shareholders eligible for nonrecognition under Sections 355 and 361 of the Code; (iii) the Debt Exchange and Equity Exchange will each qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (iv) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; (v) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Post, SpinCo, Merger Sub, BellRing or their respective Subsidiaries, BellRing stockholders (except as a result of cash paid to such stockholders) or the Post shareholders; (vi) the Post-Merger Transactions will be treated as contributions eligible for nonrecognition under Section 351 of the Code and (vii) the Transaction Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

WHEREAS, as a consequence of the Transaction Agreement, the Parties desire to make certain representations, warranties and covenants with respect to tax matters and to allocate the liability for certain Taxes that may be owed to or asserted by U.S. federal, state, local or non-U.S. Governmental Authorities.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 8.02.

“Active Business” means BellRing LLC’s “active nutrition” business (including such business conducted through any entities that are disregarded as separate from BellRing LLC for U.S. federal income tax purposes) conducted at substantially the same or greater levels as prior to the Distribution.

“Affiliate” has the meaning set forth in the Transaction Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“BellRing” has the meaning set forth in the preamble to this Agreement.

“BellRing LLC” has the meaning set forth in the Transaction Agreement.

“Business Day” has the meaning set forth in the Transaction Agreement.

“Claimant” has the meaning set forth in Section 4.01(a).

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution and subject to adjustment for Tax payments made after the Distribution Date, which will be allocated to the Tax Period following the Distribution under the principles of Treasury Regulations Sections 1.1502-76 and 1.706-4; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” has the meaning set forth in the Transaction Agreement.

“Covered Transaction” means any Transaction contemplated by this Agreement or any Transaction Agreement and including, for the avoidance of doubt, any Transaction contemplated by the Separation Plan.

“Debt Exchange” has the meaning set forth in the Transaction Agreement.

“Disqualified Ownership Shift” means a transaction or series of transactions, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from SpinCo or any of its Affiliates and/or one or more holders of SpinCo Equity Interests, respectively, any amount of SpinCo Equity Interests that would, when combined with any other changes in ownership of SpinCo Equity Interests pertinent for purposes of Section 355(e) of the Code (including the Merger), result in a shift of more than forty percent (40%) of (a) the value of all outstanding SpinCo Equity Interests as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding voting SpinCo Equity Interests as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, for purposes of the preceding sentence, (x) the total value or total combined voting power of all SpinCo Equity Interests issued and outstanding immediately after the Distribution shall be reduced by any redemption or repurchase (directly or indirectly) by SpinCo (or any of its Affiliates) of SpinCo Equity Interests following the Distribution, and (y) whether a Disqualified Ownership Shift has occurred shall be calculated by disregarding (i) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), (ii) transfers of SpinCo Equity Interests that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulations Section 1.355-7(d) and (iii) issuances, transfers, recapitalizations, redemptions, and repurchases (in each case, whether direct or indirect) that are the subject of any applicable IRS ruling described in Section 6.03(c) or Unqualified Tax Opinion received by one or more of the Parties with respect thereto, so long as such issuances, transfers, recapitalizations, redemptions or repurchases are not inconsistent with any applicable formal or informal written guidance provided by the IRS in connection with any IRS ruling request or any applicable assumptions, representations, warranties, covenants or certificates relied upon in such Unqualified Tax Opinion. For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Distribution” has the meaning set forth in the Transaction Agreement.

“Distribution Date” has the meaning set forth in the Transaction Agreement.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Equity Exchange” has the meaning set forth in the Transaction Agreement.

“Equity Interests” means stock or other securities, derivatives, instruments or arrangements treated as equity for Tax purposes, options, warrants, rights, subscriptions, convertible debt or any other instrument or security (or agreement or understanding or arrangement that could be treated as equity for Tax purposes) that affords any Person the right, whether conditional or otherwise, to acquire stock (or any rights thereof, including voting rights) or to be paid an amount determined by reference to the value of stock.

“Final Determination” means the final resolution of liability for any Tax for any Tax Period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“Governmental Authority” has the meaning set forth in the Transaction Agreement.

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys acting in their official capacity.

“Laws” has the meaning set forth in the Transaction Agreement.

“Merger” has the meaning set forth in the Transaction Agreement.

“Merger Effective Time” has the meaning set forth in the Transaction Agreement.

“Merger Sub” has the meaning set forth in the Transaction Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinion” means the written opinions received by Post or BellRing with respect to certain Tax aspects of the Covered Transactions, including for the avoidance of doubt, BellRing Tax Opinion and 355 Tax Opinion, as such terms are defined in the Transaction Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Per Share Stock Consideration” has the meaning set forth in the Transaction Agreement.

“Person” or “person” has the meaning set forth in the Transaction Agreement.

“Post” has the meaning set forth in the preamble to this Agreement.

“Post Consolidated Return” means any U.S. federal consolidated Tax Return required to be filed by Post or a member of the Post Group as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) and any consolidated, combined, unitary or similar Tax Return required to be filed by Post or any member of the Post Group under a similar or analogous provision of state, local or non-U.S. Law.

“Post Entity” means Post and any entity that is a Subsidiary of Post immediately after the Distribution.

“Post Group” means (i) Post and each Person (including any Person treated as a disregarded entity for U.S. federal income tax purposes (or for purposes of any state, local or non-U.S. tax Law)) required to join in a Tax Return on a consolidated, combined or unitary basis with Post, (ii) any corporation (or other Person) that shall have merged or liquidated into Post or any such Person and (iii) any predecessor or successor to any Person otherwise described in this definition, in each of (i), (ii) and (iii), other than BellRing LLC and its Subsidiaries or SpinCo.

“Post Taxes” means, without duplication, any (i) U.S. federal consolidated or state or local consolidated or combined Taxes for a group of which any Post Entity is the current parent, (ii) Taxes arising under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, which are Taxes of a Post Entity but for which a SpinCo Entity is liable by virtue of having been a member of a consolidated, combined, affiliated, unitary or other similar tax group with such Post Entity prior to the Distribution, (iii) Taxes of any SpinCo Entity with respect to any Pre-Distribution Period (in the case of a Straddle Period, determined in accordance with Section 2.03; and without in any way negating the Post Group’s rights under the Post-BellRing Tax Matters Agreement or Taxes allocated to BellRing or BellRing LLC under such Agreement) and (iv) Tax-Free Transaction Failure Taxes incurred by any action or failure to take any action within its control by a Post Entity.

“Post Tax Return” means any Tax Return required to be filed by any Post Entity that does not exclusively relate to the SpinCo Business, including for the avoidance of doubt, any Post Consolidated Return.

“Post-BellRing Tax Matters Agreement” means the Tax Matters Agreement entered into by and among Post, BellRing and BellRing LLC, dated as of October 21, 2019.

“Post-Distribution Period” means any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Post-Merger Transactions” has the meaning set forth in the Transaction Agreement.

“Pre-Distribution Period” means any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Refund” means any refund (or credit or offset in lieu thereof that results in an actual reduction in Taxes) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable to the extent it results in an actual reduction in Taxes), including any interest paid on or with respect to such refund of Taxes.

“Restricted Period” has the meaning set forth in Section 6.02(b).

“Section 336(e) Election” has the meaning set forth in Section 2.08.

“Separation” has the meaning set forth in the Transaction Agreement.

“Separation Plan” means the steps for effecting the Covered Transactions.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Business” means the active nutrition business conducted by BellRing LLC and its Subsidiaries at any time since the initial public offering of BellRing on October 21, 2019.

“SpinCo Common Stock” the meaning set forth in the Transaction Agreement.

“SpinCo Entity” means SpinCo or any entity that is a Subsidiary of SpinCo following the Distribution.

“SpinCo Equity Interests” means any outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to SpinCo Common Stock or any capital stock equivalent or other nominal interest in SpinCo or any SpinCo Entity (including for the avoidance of doubt, BellRing or any BellRing Subsidiary).

“SpinCo Group” means (i) SpinCo and each Person (including any Person treated as a disregarded entity for U.S. federal income tax purposes (or for purposes of any state, local or non-U.S. tax Law)) required to join in a Tax Return on a consolidated, combined or unitary basis with SpinCo in any Post-Distribution Period; (ii) any corporation (or other Person) that shall have merged or liquidated into SpinCo or any such Person and (iii) any predecessor or successor to any Person otherwise described in this definition, in each of (i), (ii) and (iii).

“SpinCo Separate Return” means any Tax Return of or including any SpinCo Entity (including any consolidated, combined or unitary return) that does not include any member of the Post Group.

“SpinCo Tainting Act” has the meaning set forth in Section 6.02(a).

“SpinCo Taxes” means, without duplication, any (i) Taxes arising from or attributable to the SpinCo Business or any SpinCo Entity that are not Post Taxes (whether or not required to be reported on a Tax Return with respect to a Post-Distribution Period), (ii) SpinCo Transaction Taxes, (iii) Taxes of any SpinCo Entity with respect to any Post-Distribution Period (in the case of a Straddle Period, determined in accordance with Section 2.03) (other than Taxes described in clause (ii) of Post Taxes), and (iv) Taxes reported, or required to be reported, on a SpinCo Separate Return with respect to a Post-Distribution Period.

“SpinCo Transaction Taxes” means any Taxes or Tax-related losses incurred by any Party to this Agreement or its Subsidiaries resulting from or attributable to a Tax-Free Transaction Failure if such Tax-Free Transaction Failure:

(i)

is attributable to (x) a SpinCo Tainting Act, (y) any action (or the failure to take any action within its control) by any SpinCo Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that occurs after the Distribution or (z) any transaction or event (or series of events) within the control of a SpinCo Entity occurring after the Distribution and involving the capital stock or assets of any SpinCo Entity.

(ii)	is attributable to any breach of any representation, warranty or covenant made by BellRing or its Affiliates in this Agreement, the Transaction Agreements or the Tax Materials;

(iii)

is attributable to any breach after the Distribution of any representation, warranty or covenant made by SpinCo or any SpinCo Entity in this Agreement, the Transaction Agreement or the Tax Materials (unless such breach is attributable to any action taken in reasonable reliance upon a breached representation, or warranty made by Post in this Agreement, the Transaction Agreements or the Tax Materials);

(iv)

is attributable to the application of Section 355(e) of the Code to the Distribution and would not have arisen but for an “acquisition” of SpinCo stock (within the meaning of Section 355(e) of the Code), which acquisition of stock is not pursuant to (x) the issuance of the Per Share Stock Consideration in the Merger, (y) the distribution of SpinCo Common Stock in the Distribution or (z) an agreement or arrangement entered into by Post or its Subsidiaries (including SpinCo) prior to the Distribution (other than any such agreement or arrangement as to which BellRing or any of its Affiliates is a Party or has consented in writing; or

(v)

with respect to Taxes of SpinCo or BellRing, is attributable to the failure of the Merger to qualify as a reorganization eligible for nonrecognition under Section 368 (unless such failure is solely attributable to a breach of any representation or warranty made by Post in Section 6.01(c) or under Article V of the Transaction Agreement or in the Tax Materials).

For the avoidance of doubt, but without limiting the foregoing, a Tax will be treated as a SpinCo Transaction Tax under clause (i) above if such Tax would not have arisen but for both (a) the distribution of the SpinCo Common Stock pursuant to the Transaction Agreement and (b) any transaction or event (or series of events) within the control of a SpinCo Entity occurring after the Distribution involving (directly or indirectly) the stock or assets of any SpinCo Entity.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Transaction Agreement.

“Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, assessments or similar charges and any interest, penalties or additional amounts related thereto.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, carryovers under Section 163(j) of the Code, earnings and profits including those previously taxed, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future Tax Period.

“Tax Benefit Recipient” has the meaning set forth in Section 2.07(b).

“Tax-Free Status” means (i) the qualification of the Transactions contemplated by the Separation for their intended tax treatment (as determined by Post) under applicable Laws; (ii) the qualification of the Separation, together with the Distribution, as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and of each of Post and SpinCo as a “party to a reorganization” within the meaning of Section 368(b) of the Code, pursuant to which none of SpinCo, Post or Post’s shareholders recognizes any gain or loss for U.S. federal income tax purposes; (iii) the qualification of the Distribution as a transaction not subject to tax pursuant to Section 355(d) or Section 355(e) of the Code and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code; (iv) the qualification of each of the Debt Exchange and Equity Exchange as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (v) the qualification of the Merger as a reorganization eligible for nonrecognition pursuant to Section 368(a) of the Code and of each of BellRing, SpinCo and Merger Sub as a “party to a reorganization” within the meaning of Section 368(b) of the Code; (v) the Merger and any other Transactions contemplated by the Transaction Agreements not causing Section 355(e) of the Code to apply to the Distribution and (vi) the treatment of the assumption of liabilities in the Separation as not giving rise to Tax pursuant to Section 357(a) of the Code.

“Tax-Free Transaction Failure” means the failure of any applicable Covered Transaction to qualify for Tax-Free Status.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (i) the Opinions, (ii) any representation letter from Post, BellRing, BellRing LLC or SpinCo supporting an Opinion and (iii) any other materials delivered or deliverable by Post, BellRing, BellRing LLC or SpinCo or other Persons in connection with the rendering of the Opinions.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any applicable Law.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Receivable Agreement” has the meaning set forth in the Transaction Agreement.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with, or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax Return or claim for a Refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such Refund of Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Agreement” has the meaning set forth in the preamble.

“Transaction Agreements” has the meaning set forth in the Transaction Agreement.

“Transfer Taxes” means sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Transactions contemplated in the Transaction Agreements or Separation Plan.

“Treasury Regulations” means the proposed, final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” Opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, which firm is reasonably acceptable to Post, to the effect that a transaction will not affect the Tax-Free Status of any applicable Covered Transaction. Post acknowledges that Ernst & Young LLP, Cleary Gottlieb Steen & Hamilton LLP and Simpson Thacher & Bartlett LLP are each reasonably acceptable to Post.

Section 1.02 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.01 Tax Returns.

(a) Post Consolidated Returns and Tax Returns Required to be Filed by Post. In accordance with Article II of the Post-BellRing Tax Matters Agreement to the extent applicable, Post shall prepare and file (or cause to be prepared and filed) (i) each Post Consolidated Return and (ii) each Tax Return required to be filed by a Post Entity. Each SpinCo Entity shall file such consents, elections and other documents as may be required, appropriate or reasonably requested by Post in connection with the filing of such Tax Returns. SpinCo shall reimburse Post for any Taxes shown as due and payable on such Tax Returns that are SpinCo Taxes (taking into account the limitations set forth in Article III, as applicable).

(b) SpinCo Entity Tax Returns. Except as provided in Section 2.01(c), SpinCo shall prepare and file (or cause to be prepared and filed) each SpinCo Separate Return required to be filed by a SpinCo Entity after the Distribution Date. Post shall reimburse SpinCo for any Taxes shown as due and payable on such Tax Returns that are Post Taxes (taking into account the limitations set forth in Article III, as applicable).

(c) Pre-Distribution Period Tax Return of BellRing LLC and its Subsidiaries. Post shall prepare and file (or cause to be prepared and filed) each Pre-Distribution Period Tax Return of, or including, BellRing LLC and any

Subsidiary of BellRing LLC. SpinCo shall be entitled to review and comment on any such Pre-Distribution Period Tax Returns at least twenty (20) days prior to the Due Date for the applicable Pre-Distribution Period Tax Return. SpinCo shall notify Post no later than ten (10) days after receipt of a Pre-Distribution Period Tax Return of any changes recommended thereby to such Pre-Distribution Period Tax Return. Post shall consider in good faith all reasonable comments of SpinCo to such Pre-Distribution Period Tax Returns. If Post does not accept any such comment, then Post shall notify SpinCo of that fact. If within five (5) days of such notification, SpinCo requests in writing a review of a rejected comment, Post shall cause its regular tax advisors to review the comment and consult with SpinCo. The determination of the tax advisors following such review and consultation shall definitively determine the position taken on such Pre-Distribution Period Tax Return.

(d) Post-BellRing Tax Matters Agreement. For the avoidance of doubt, the Post-BellRing Tax Matters Agreement shall remain in full force and effect and shall apply in respect of all periods, including the portion of the Straddle Period, ending with or before the Distribution Date; and the Distribution shall in no way diminish the rights of Post or BellRing, as applicable, to receive payments or indemnification pursuant to the Post-BellRing Tax Matters Agreement.

Section 2.02 Tax Return Procedures.

(a) Post Tax Returns and Certain Tax Returns Prepared by Post. Except as otherwise provided in this Section 2.02(a) and Sections 2.09 and 6.02(d), Post may take any position on or make any elections or other determinations with respect to any Post Tax Return in its sole and absolute discretion and SpinCo shall have no rights with respect to any Post Tax Return. Notwithstanding the previous sentence, to the extent any income Tax Return prepared by Post pursuant to Section 2.01(a) includes SpinCo Taxes, would reasonably be expected to materially adversely affect the Tax position of any SpinCo Entity, or includes SpinCo as part of a consolidated, combined or unitary group, Post shall provide a draft of the portion of such Tax Return specifically relevant to SpinCo for its review and comment at least twenty (20) days prior to the Due Date for such Tax Return and shall consider in good faith whether to revise such relevant portions of such Tax Return in accordance with any reasonable written comments received from SpinCo.

(b) Certain SpinCo Entity Tax Returns Prepared by SpinCo. In the case of any Tax Return described in Section 2.01(b) that includes Post Taxes or would reasonably be expected to materially adversely affect the Tax position of any Post Entity, (i) such Tax Return shall (to the extent permitted by applicable Law) be prepared in a manner consistent with past practice and (ii) SpinCo shall provide a draft of such Tax Return to Post for its review and comment at least twenty (20) days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, five (5) days prior to the Due Date for such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. In the event that past practice is not applicable to a particular item or matter, SpinCo shall determine the reporting of such item or matter in good faith in consultation with Post. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.02. In the event that any such dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by SpinCo and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, SpinCo shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(b) except to the extent that such late filing is caused by the failure of any Post Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(c) Information Statements. Unless otherwise required by Law, Post, BellRing and SpinCo, as applicable, shall file the appropriate information statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS and shall retain the appropriate information relating to the Distribution and the Merger as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

(d) Amended Returns. Any amendment of any Tax Return described in Section 2.01 of any SpinCo Entity shall be subject to the same procedures required for the preparation of such Tax Return of such SpinCo Entity pursuant to this Section 2.02 and shall be prepared and filed in a manner consistent with the Tax Materials and Tax-Free Status. Except to the extent required by applicable Law, no SpinCo Entity shall amend any Tax Return relating to a Pre-Distribution Period or any Tax Return that includes Post Taxes or would reasonably be expected to materially adversely affect the Tax position of any Post Entity without the written consent of Post (which consent shall not be unreasonably withheld, conditioned or delayed). Except to the extent required by applicable Law, no Post Entity shall amend any Tax Return of a SpinCo Entity that includes SpinCo Taxes or would reasonably be expected to materially adversely affect the Tax position of any SpinCo Entity without the written consent of SpinCo (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Consistent Reporting.

(i) With respect to any Tax Return for which SpinCo is responsible pursuant to this Agreement, SpinCo shall include any Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Post is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(ii) With respect to any Tax Return that either Post, BellRing or SpinCo has the obligation or right to prepare and file, or cause to be prepared and filed, for any Pre-Distribution Period or any Straddle Period (or Post-Distribution Period to the extent items reported on such Tax Return might reasonably be expected to affect items as reported on any Tax Return for any Pre-Distribution Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, including, for example, the methodology historically adopted by such Party for the accrual of non-U.S. Taxes for purposes of computing any foreign tax credit for U.S. tax purposes, used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such past practices), and to the extent any items are not covered by past practices (or in the event that there is no reasonable basis for the use of such past practices), in accordance with reasonable Tax accounting practices selected by the Party preparing and filing the Tax Return.

(f) Reporting Consistent with Tax-Free Status. All Tax Returns shall be prepared in a manner that is consistent with the Tax Materials and Tax-Free Status and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing pursuant to Section 2.01. In the event that any Party determines that there is no reasonable basis for the Tax treatment described in the preceding sentence, such Party shall notify the other Party twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Covered Transactions shall be reported.

Section 2.03 Straddle Period Tax Allocation. To the extent permitted by applicable Law, Post and SpinCo shall elect to close the Tax Period of each SpinCo Entity as of the close of the Distribution Date; provided, however, that if applicable Law does not permit a SpinCo Entity to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the SpinCo Entities for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method. All Taxes with respect to a Straddle Period shall be allocated in accordance with the Closing of the Books Method.

Section 2.04 Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) two (2) Business Days before the Due Date of such Taxes and (b) ten (10) Business Days after the Party required to make such reimbursement has received notice from the Party entitled to such reimbursement. Without limiting the foregoing, for the avoidance of doubt, a Party may provide notice of reimbursement of Taxes prior to the time such Taxes were paid, and such notice may represent a reasonable estimate (provided that the amount of reimbursement shall in all cases be based on the actual Taxes paid and not on such reasonable estimate).

Section 2.05 Expenses. Except as provided in Section 8.02 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.06 No Extraordinary Actions on the Distribution Date. Except as expressly contemplated by this Agreement or any Transaction Agreement, SpinCo shall not, and shall not permit any SpinCo Entity to, take any action outside of the ordinary course of business (“Extraordinary Transactions”) on the Distribution Date. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted to occur by SpinCo or BellRing or any of their respective Subsidiaries on the Distribution Date as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law. The Parties agree that no Party will make a ratable allocation election under Treasury Regulations Sections 1.1502-76(b)(2)(ii)-(iii) and 1.706-4(a)(3) or any other similar provision of state, local or non-U.S. Law, and all allocations between the Pre-Distribution Period and the Post-Distribution Period shall be made on a Closing of the Books Method.

Section 2.07 Allocation of Tax Attributes.

(a) Post shall determine in good faith, consistent with the books and records of Post, the allocation of Tax Attributes among Post Entities and SpinCo Entities in accordance with the Code and Treasury Regulations, including Treasury Regulations Sections 1.1502-76, 1.312-10 and 1.706-4 (and any applicable state, local and non-U.S. Laws). Post shall consult in good faith with BellRing (or SpinCo, following the Merger) regarding the allocation of Tax Attributes and shall consider in good faith whether to revise such allocation in accordance with reasonable written comments received from BellRing (or SpinCo, following the Merger) regarding such allocation of Tax Attributes. Post, BellRing and SpinCo hereby agree to compute all Taxes (and hereby agree to cause each Post Entity (in the case of Post) or SpinCo Entity (in the case of SpinCo), as applicable, to compute all Taxes) consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.07 unless otherwise required by a Final Determination. Except as otherwise provided, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 2.07, as agreed by the Parties.

(b) A Party receiving (or realizing) a Tax benefit to which another Party is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the Due Date for payment of any Tax reduced thereby); provided, however, that the other Party, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax benefit that gave rise to such payment is subsequently disallowed.

(c) To the extent permitted by applicable Law, any SpinCo Entity shall elect to forgo a carryback of any net operating losses, capital losses or credits for any Tax Period ending after the Distribution Date to a Tax Period, or portion thereof, ending on or before the Distribution Date. Notwithstanding the previous sentence, if any SpinCo Entity receives a Refund or otherwise realizes a Tax benefit as a result of any mandatory carryback of any item from any SpinCo Entity, it shall remit to Post the amount of such Refund or Tax benefit, less any Tax or other reasonable out-of-pocket costs incurred by such SpinCo Entity, as the case may be; provided, however, if a Taxing Authority subsequently reduces or disallows such Refund or Tax benefit, Post shall, within thirty (30) days of the reduction or disallowance, return the amount previously remitted to Post.

Section 2.08 Section 336(e) Election. Post shall make a timely protective election under and in accordance with Section 336(e) of the Code and the Treasury Regulations issued thereunder (and any similar election under state, local or non-U.S. Law) with respect to the Distribution for each SpinCo Entity that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). Post shall be solely responsible for the contents of a Section 336(e) Election and any agreements or filings required in connection with a Section 336(e) Election. Each SpinCo Entity shall take any action reasonably requested by Post in connection with the filing of a Section 336(e) Election. It is intended that a Section 336(e) Election shall have no effect unless the Distribution is a “qualified stock disposition” either because (i) the Distribution is not a transaction described in Treasury Regulations Section 1.336-1(b)(5)(i)(B) or (ii) Treasury Regulations Section 1.336-1(b)(5)(ii) applies to the Distribution. For the avoidance of doubt, if the Section 336(e) Election becomes effective, the calculation of Post Taxes and SpinCo Taxes, as the case may be, shall take into account any income, gain, loss, deduction or credit arising from the Section 336(e) Election.

Section 2.09 Post TRA.

(a) If and to the extent that there is a Tax-Free Transaction Failure, the Post Group incurs any Taxes attributable to the Section 336(e) Election, or the Post Group otherwise incurs a material Tax liability which gives rise to a quantifiable Tax benefit to SpinCo, in each case that (i) gives rise to adjustments to the tax basis of assets held by the SpinCo Group and (ii) for which the Post Group is not entitled to indemnification pursuant to Article III of this Agreement, then (x) Post shall be entitled to periodic payments from SpinCo (at such times and in such manner as will be mutually agreed in a tax receivable agreement) equal to 85% of the Tax savings arising from the aggregate increase to the tax basis of assets held by the SpinCo Group resulting from the Taxes attributable to a Tax-Free Transaction Failure or Section 336(e) Election and for which the Post Group was not entitled to indemnification pursuant to Article III of this Agreement, and (y) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments on a “when realized” basis and using a “with and without” methodology (treating any deductions or amortization attributable to the applicable increase in tax basis as the last items claimed for any Tax Period, including after the utilization of any available net operating loss carryforwards), and otherwise applying the principles of, and adhering as closely as practicable to, the existing Tax Receivable Agreement. Notwithstanding anything to the contrary, SpinCo shall not have any obligation to pay to the Post Group under such tax receivable agreement for Tax savings attributable to any losses, Taxes, damages, expenses or other liability to the extent the Post Group is entitled to indemnification with respect to such items pursuant to Article III of this Agreement.

(b) For the avoidance of doubt, the existing Tax Receivable Agreement shall remain in full force and effect and shall apply in respect of all periods ending with or before the Merger Effective Date; and the Transactions contemplated by the Transaction Agreements shall in no way diminish the rights of Post or BellRing, as applicable, to receive payments (except, for the avoidance of doubt, to the extent the Transactions reduce the amount of any tax benefit deemed to be realized for purposes of such Tax Receivable Agreement as determined in the reasonable discretion of Post) or indemnification pursuant to such Tax Receivable Agreement.

Section 2.10 Transfer Taxes. Transfer Taxes shall be borne fifty percent (50%) by Post and fifty percent (50%) by SpinCo. The Parties shall execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

ARTICLE III

Indemnification

Section 3.01 Indemnification by Post. Post shall pay (or cause to be paid), and shall indemnify and hold the SpinCo Group harmless from and against, without duplication, all Post Taxes.

Section 3.02 Indemnification by SpinCo. SpinCo shall pay (or cause to be paid), and shall indemnify and hold the Post Group harmless from and against, without duplication, all SpinCo Taxes.

Section 3.03 Characterization of and Adjustments to Payments. In the absence of a Final Determination to the contrary, for all Tax purposes, Post and SpinCo shall treat or cause to be treated any indemnification payment required by this Agreement or the Transaction Agreements (other than any payment treated for Tax purposes as interest) as either a contribution by Post to SpinCo or a distribution by SpinCo to Post, as the case may be, occurring immediately prior to the Distribution Date; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment should be other than as required pursuant to this Agreement, such Party shall use its commercially reasonable efforts to contest such challenge and each other Party shall use commercially reasonable efforts to cooperate therewith.

Section 3.04 Timing of Indemnification Payments.

(a) Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party pursuant to the procedures specified in Section 8.11 of the Transaction Agreement.

(b) If the receipt or accrual of any payment pursuant to this Agreement or the Transaction Agreements (other than payments of interest pursuant to Section 8.04) results in taxable income to the Indemnified Party or any of its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to such taxable income, the Indemnified Party and its Affiliates shall have realized the same net amount they would have realized had the payment not resulted in taxable income.

Section 3.05 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Post, SpinCo and BellRing hereby agree that the sole and exclusive monetary remedy of a Party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Article VI of this Agreement or in the Tax Materials shall be the indemnification rights set forth in this Article III.

ARTICLE IV

Refunds

Section 4.01 Refunds.

(a) Each Party shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable hereunder (the “Claimant”). A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund) within ten (10) Business Days after the receipt of the Refund.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

ARTICLE V

Tax Proceedings

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that would reasonably be expected to give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the

Indemnifying Party in writing of such Tax Proceeding and thereafter shall promptly forward or make available to the Indemnifying Party copies of all notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement.

Section 5.02 Tax Proceeding Procedures.

(a) Separate Taxes. Each of Post and SpinCo shall be entitled to administer and control in its sole discretion any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax or Tax Return that Post or SpinCo would respectively be primarily liable for under this Agreement (“Contesting Party”); provided that, to the extent that such Tax Proceeding relates to Taxes of the other Party or would reasonably be expected to materially adversely affect the Tax position of the other Party for any Post-Distribution Period, the Contesting Party shall (i) keep the other Party informed in a timely manner of the actions proposed to be taken by the Contesting Party with respect to such Tax Proceeding, (ii) permit the other Party to participate (at such other Party’s cost and expense) in the aspects of such Tax Proceeding that relate to such other Party’s Taxes and (iii) not settle any aspect of such Tax Proceeding without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Transaction Taxes. Notwithstanding Section 5.02(a), (i) Post and SpinCo shall have the right to jointly control any audit or proceeding relating to the Tax-Free Status of the Transactions, and (ii) neither Post nor SpinCo shall compromise or settle any such audit or proceeding without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

Tax-Free Status of the Distribution

Section 6.01 Representations, Warranties and Covenants.

(a) BellRing Representations, Warranties and Covenants. BellRing hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) It has examined the Tax Materials, (B) all facts presented and representations made to the extent relating to BellRing, its Subsidiaries and (to the knowledge of BellRing) its stockholders, are true, correct and complete and (to the knowledge of BellRing) all other facts presented and representations made therein are true, correct and complete and (C) neither BellRing, its Subsidiaries nor (to the knowledge of BellRing) any of its stockholders has any plan or intention to take any action inconsistent with the Tax Materials. BellRing shall have notified Post by the date hereof if BellRing believes that any facts presented or representations made in such Tax Materials are not true, correct or complete, it being understood that if BellRing has failed to notify Post within such period and Post has notified BellRing of such failure, then BellRing shall be deemed to have represented and warranted that all such facts presented and representations made relating to BellRing, its Subsidiaries and (to the knowledge of BellRing) its stockholders in such Tax Materials are true, correct and complete and (to the knowledge of BellRing) all other facts presented and representations made in such Tax Materials are true, correct and complete. BellRing agrees to provide such supplemental representations and warranties as are reasonably requested by Post or SpinCo in connection with Post and SpinCo obtaining the Opinions.

(ii) BellRing is not aware of any fact that could cause the Transactions to fail for Tax-Free Status.

(b) SpinCo Representations, Warranties and Covenants. SpinCo hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) It has examined the Tax Materials, (B) all facts presented and representations made to the extent relating to any SpinCo Entity and (to the knowledge of SpinCo) its stockholders are true, correct and complete and (to the knowledge of SpinCo) all other facts presented and representations made therein are true, correct and complete and (C) neither any SpinCo Entity nor (to the knowledge of SpinCo) any of its stockholders has any plan or intention to take any action inconsistent with the Tax Materials. SpinCo shall have notified Post by the date hereof if SpinCo believes that any facts presented or representations made in such Tax Materials are not true, correct or complete, it being understood that if SpinCo has failed to notify Post within such period and Post has notified SpinCo of such failure, then SpinCo shall be deemed to have represented and warranted that all such facts presented and representations made relating to any SpinCo Entity and (to the knowledge of SpinCo) its stockholders in such Tax Materials are true, correct and complete and (to the knowledge of SpinCo) all other facts presented and representations made in such Tax Materials are true, correct and complete. SpinCo agrees to provide such supplemental representations and warranties as are reasonably requested by Post in connection with Post obtaining the Opinions.

(ii) SpinCo is not aware of any fact that could cause the Transactions to fail for Tax-Free Status.

(c) Post Representations, Warranties and Covenants. Post hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) all facts presented and representations made in such Tax Materials to the extent relating to (x) Post and any of its Subsidiaries (excluding for the avoidance of doubt, any SpinCo Entities) or (y) the SpinCo Entities at any time at or prior to the Distribution are true, correct and complete and (to the knowledge of Post) all other facts presented and representations are true, correct and complete and (B) neither Post nor any of its Subsidiaries (excluding for the avoidance of doubt, any SpinCo Entities) has any plan or intention to take any action inconsistent with the Tax Materials.

(d) No Contrary Plan. Each of Post, BellRing, BellRing LLC and SpinCo represents and warrants, as of the date hereof and as of the Merger Effective Time, that neither it nor any of its Affiliates, (i) has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials (or that may jeopardize any Tax-Free Status of any applicable transaction) or (ii) knows of any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials or which may jeopardize any Tax-Free Status of any applicable transaction. None of Post, BellRing LLC or SpinCo has had agreements, understandings, arrangements or “substantial negotiations” (within the meaning of Section 1.355-7(h)(1) of the Treasury Regulations) during the two-year period ending on the date of the Distribution with any Person (other than BellRing).

(e) No Contrary Knowledge. Each of Post, BellRing, BellRing LLC and SpinCo represents and warrants, as of the date hereof and as of the Merger Effective Time, that it knows of no fact (after due inquiry) that would prevent any Covered Transaction from being consistent with the Tax-Free Status of such Transactions.

(f) Tax Materials. For the avoidance of doubt, the Parties shall have had the opportunity to review drafts of the facts represented and representations made with respect to the Tax Materials and to provide reasonable comments, which shall be considered in good faith.

Section 6.02 Restrictions Relating to the Distribution.

(a) General. Following the Distribution, (i) each of Post and BellRing will not (and will cause each Post Entity or BellRing Subsidiary not to) take any action (or refrain from taking any action within its control) which (A) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax

Materials (provided that statements of intent shall be effective only during the Restricted Period) or (B) could reasonably be expected to cause any Tax-Free Transaction Failure; and (ii) SpinCo will not (and will cause each SpinCo Entity not to) take any action (or refrain from taking any action within its control) which (A) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials (provided that statements of intent shall be effective only during the Restricted Period) or (B) could reasonably be expected to cause any Tax-Free Transaction Failure (any such action or refraining from an action with respect to clause (ii) above, including any action specified in (b) below, a “SpinCo Tainting Act”).

(b) Restrictions. Except as expressly contemplated in any Transaction Document, following the Distribution and prior to the first Business Day following the second anniversary of the Distribution (the “Restricted Period”):

(i) SpinCo shall not sell or otherwise issue to any Person any Equity Interests of SpinCo, except that (A) SpinCo may adopt, and sell or otherwise issue Equity Interests of SpinCo pursuant to, a customary stockholders rights plan, and (B) SpinCo may sell or otherwise issue Equity Interests of SpinCo to the extent that any such sales or issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d) or to the extent such issuance would not result in a Disqualified Ownership Shift; provided that in the event SpinCo adopts, sells or otherwise issues Equity Interests of SpinCo pursuant to, a customary stockholders rights plan pursuant to Section 6.02(b)(i)(A), SpinCo shall represent to Post at such time that (x) based on an analysis of the facts and circumstances on the date that the shareholder rights plan is adopted, taking control premiums and minority and blockage discounts into account in determining the fair market value of stock underlying the rights, the exercise, at any time in the future, of the shareholder rights pursuant to the shareholder rights plan will not be more likely than not to occur as of the date of the plan adoption and (y) during the two-year period preceding the Distribution, there will not have been any agreement, understanding, arrangements or substantial negotiations with any person who will be a shareholder of SpinCo after the Distribution to exercise their rights pursuant to the shareholder rights plan.

(ii) SpinCo shall, directly or indirectly through its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code), (A) continue the active conduct of the Active Business and (B) continue to hold sufficient assets to satisfy the requirements to support the Active Business;

(iii) SpinCo shall not dissolve or liquidate or take any action that is a liquidation for U.S. federal income tax purposes (excluding for the avoidance of doubt, the Post-Merger Transactions);

(iv) SpinCo shall not (A) approve or allow an extraordinary contribution to it by its stockholders in exchange for stock, (B) redeem or otherwise repurchase (directly or indirectly through an Affiliate) any SpinCo Equity Interests, (C) amend the certificate of incorporation (or other organizational documents) of SpinCo, or take any other action, whether through a stockholder vote or otherwise, if such amendment or other action would affect the relative voting rights of any SpinCo Equity Interests (including through the conversion of any capital stock into another class of Equity Interests of SpinCo) or (D) redeem or otherwise repurchase (directly or indirectly through an Affiliate) any of the debt obligations issued pursuant to the Debt Exchange other than pursuant to a mandatory redemption, repurchase or similar requirement contained in the indenture or other similar transaction document applicable to such debt obligations, provided, however, that SpinCo may take any of the actions described in clauses (A) or (C) above to the extent such actions would not result in a Disqualified Ownership Shift and may make redemptions or repurchases described in clause (B) above to the extent such actions would not result in a Disqualified Ownership Shift and such redemptions or repurchases satisfy the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48);

(v) SpinCo shall not in a single transaction or series of transactions sell or transfer, or permit any SpinCo Entity to sell or transfer, thirty percent (30%) or more of the gross assets of the Active Business, other than (A) sales or transfers of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of SpinCo or (E) any sales or transfers of assets within the SpinCo Group; and

(vi) Notwithstanding any other provision contained this Section 6.02(b), the Parties hereto acknowledge that the Equity Exchange would give rise to a Disqualified Ownership Shift, and accordingly no SpinCo Entity shall enter into any transactions (or any agreement, understanding or arrangement within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions) involving the issuance, redemption or transfer of any SpinCo Equity Interests (other than any issuance, redemption or transfer that is the subject of Section 6.02(c) or issuances that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) until such time as SpinCo is notified by Post that the Equity Exchange will not occur and that the SpinCo Common Stock held by Post following the Distribution will be distributed to Post shareholders (including in a redemption or repurchase).

(c) Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.02(a)(i)(A), 6.02(a)(ii)(A) or Section 6.02(b), SpinCo may proceed with any of the actions or transactions described therein, if (i) Post shall have received a ruling in accordance with Section 6.03(a) in form and substance reasonably satisfactory to Post to the effect that such action or transaction will not affect the Tax-Free Status of any Covered Transaction, (ii) SpinCo shall have provided to Post an Unqualified Tax Opinion or a ruling in form and substance reasonably satisfactory to Post prior to effecting such action or transaction and Post shall use its reasonable best efforts to determine whether such Unqualified Tax Opinion or ruling is reasonably satisfactory to Post within fifteen (15) days of receipt of such Unqualified Tax Opinion or ruling by Post or (iii) Post shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is reasonably satisfactory, Post may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits; taking due account of the intention of the Parties to replace the “50-percent or greater interest” as defined in Section 355(e)(2)(A)(ii) of the Code with the forty percent (40%) threshold in the definition of Disqualified Ownership Shift contained herein. For the avoidance of doubt, notwithstanding the restrictions set forth in this Section 6.02, SpinCo shall be permitted to (A) consummate the Merger and (B) maintain the composition of its board of directors in place immediately following the Distribution, subject to re-election in the ordinary course.

(d) Tax Reporting. Each of (i) Post (on behalf of itself and any Post Entity), (ii) BellRing (on behalf of itself and any BellRing Subsidiary) and (iii) SpinCo (on behalf of itself and any SpinCo Entity) covenants and agrees that it will report the Covered Transactions consistently with the Tax-Free Status and will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status of any applicable Covered Transaction.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If SpinCo notifies Post that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Post and SpinCo shall cooperate in obtaining a ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action unless Post shall have waived in writing the requirement to obtain such ruling or Unqualified Tax Opinion. If a the Parties seek a ruling from the IRS, Post shall apply for such ruling and Post shall control the process of obtaining such ruling, except to the extent Post elects to delegate control to SpinCo; in which case SpinCo shall control the process for obtaining such ruling but keep Post informed in a timely manner. In no event shall either Post or SpinCo file any ruling request under this Section 6.03(a) unless the other Party represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to such other Party, its current or former stockholders or any Subsidiary contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete in all material respects. SpinCo shall reimburse Post for all reasonable out-of-pocket costs and expenses incurred by any Post Entity in connection with any Notified Action within fifteen (15) days after receiving an invoice from Post therefor. For the avoidance of doubt, the presence of any such ruling or Unqualified Tax Opinion shall not relieve SpinCo from any indemnification obligations otherwise present under this Agreement.

(b) Post shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Post notifies SpinCo that it has determined to obtain such ruling or opinion, SpinCo shall (and shall cause each SpinCo Entity to) cooperate with Post and take any and all actions reasonably requested by Post in connection with obtaining such ruling or opinion (including by making any representation that is true or any reasonable covenant or providing any materials reasonably requested by the IRS or the law firm or accounting firm issuing such opinion). In connection with obtaining such ruling, Post shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Post shall reimburse SpinCo for all reasonable out-of-pocket costs and expenses incurred by any SpinCo Entity in connection with any supplemental ruling or Unqualified Tax Opinion requested by Post within fifteen (15) days after receiving an invoice from SpinCo therefor.

(c) Except as expressly provided in this Agreement, following the Merger Effective Time, no SpinCo Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning any Covered Transaction (including the impact of any transaction or event on any Covered Transaction).

ARTICLE VII

Cooperation

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter.

Section 7.02 Retention of Records. Post, BellRing, BellRing LLC and SpinCo shall retain or cause to be retained all Tax Returns, schedules and work papers and all material records or other documents relating thereto in their possession, including all such electronic records and shall maintain all hardware necessary to retrieve such electronic records, in all cases until (i) ninety (90) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the Tax Periods to which such Tax Returns and other documents relate or (ii) the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

Miscellaneous

Section 8.01 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the Parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.15 shall be deemed effective service of process on such Party.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.01(b).

Section 8.02 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by Section 2.02 or Section 2.07, the Parties to such dispute shall appoint a mutually acceptable independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Post and SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.03 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between a Post Entity, on the one hand, and a SpinCo Entity, on the other (other than this Agreement, the Tax Receivable Agreement, Post-BellRing Tax Matters Agreement and any Transaction Agreement, and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated no later than the Distribution Date and, after the Distribution Date, no Post Entity or SpinCo Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.04 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment (once the amount of the payment has been finally determined), the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.05 Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Merger Effective Time in accordance with their respective terms.

Section 8.06 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue any indemnification or payment hereunder).

Section 8.07 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

Section 8.08 Entire Agreement; No Third-Party Beneficiaries. This Agreement, each other Transaction Agreement, the Tax Receivable Agreement, the Post-BellRing Tax Matters Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the Post Disclosure Schedule and the BellRing Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third Parties any remedy, benefit, claim, liability, reimbursement, claim of action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise (other than, following the Closing, by operation of Law in a merger), by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.09 shall be null and void.

Section 8.10 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 8.01(b), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.11 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the Parties hereto.

Section 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all agreements and instruments including attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.13 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.14 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.15 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) on the date of transmission with confirmation of transmission if sent via e-mail during normal business hours of the recipient during a Business Day, otherwise on the next Business Day or (c) five (5) Business Days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a) If to Post or, prior to the Merger Effective Time, SpinCo, to:

Post Holdings, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri, 63144

Attention: General Counsel

Email: diedre.gray@postholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:         William L. McRae

                           Benet J. O’Reilly

Email:               wmcrae@cgsh.com

                           boreilly@cgsh.com

(b) If to BellRing, or after the Merger Effective Time, SpinCo, to:

BellRing Brands, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri 63144

Attention:         Senior Vice President & General Counsel

Email:               craig.rosenthal@bellringbrands.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Eric Swedenburg

                          Andrew Purcell

Email:              eswedenburg@stblaw.com

                          apurcell@stblaw.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to Post will be deemed notice to all members of the Post Group, and any notice to SpinCo will be deemed notice to all members of the SpinCo Group.

Section 8.16 Effectiveness. Except for purposes of giving effect to the provisions of the Transaction Agreement, no provision of this Agreement (other than Section 2.01(d), Section 2.09(b) and Section 6.01) shall be effective until immediately after the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BELLRING BRANDS, INC.

By:	/s/ Craig L. Rosenthal
Name:	Craig L. Rosenthal
Title:	Senior Vice President & General Counsel

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

BELLRING INTERMEDIATE HOLDINGS, INC.

By:	/s/ Craig L. Rosenthal
Name:	Craig L. Rosenthal
Title:	Senior Vice President & General Counsel

[Signature Page to Tax Matters Agreement]